Exhibit 99.1
News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan, Vice President,
Public Affairs 314-854-4093

Brown Shoe Announces Changes in Lease Related Accounting;
Revises Guidance for Fiscal 2004

ST. LOUIS, MISSOURI, February 28, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that, as a result of a clarification issued by the SEC on February 7, 2005 affecting many retail companies, it will adjust its method of accounting for leases. Based on its preliminary assessment, the Company anticipates this adjustment, which is non-cash in nature, will decrease diluted earnings per share by $0.05 in fiscal 2004. It also will result in a restatement of prior year financial statements, which will decrease reported diluted earnings per share by approximately $0.04 to $0.07 in each of the four prior fiscal years. Audited financial results for these periods are expected to be released to the public before the market opens on March 9, 2005.
Brown Shoe also updated its guidance for fiscal 2004. For fiscal 2004 (ended January 29, 2005), the Company now expects to report diluted earnings per share in the range of $2.28 to $2.30, compared with $2.48 per share on a restated basis for fiscal 2003 (ended January 31, 2004). Net earnings are estimated to be between $42.9 and $43.3 million, compared with approximately $46.2 million on a restated basis for fiscal 2003. Earnings for 2004 will include the following charges and recoveries: (i) an estimated $1.0 million after-tax, or $0.05 per share, of non-cash expenses related to lease accounting issues; (ii) a cash charge of $2.2 million after-tax, or $0.12 per diluted share, to satisfy the Company’s guarantee of bond financing for a business it divested in 1985 that has filed for bankruptcy and is unable to meet its obligations; and (iii) non-cash recoveries of $1.0 million, or $0.05 per diluted share, of income tax reserves as a result of the American Jobs Creation Act of 2004.
Excluding the items noted above, the Company’s net earnings for fiscal 2004 are estimated to be $2.40 to $2.42 per diluted share, consistent with its previously issued guidance of $2.35 to $2.50.
Earnings for fiscal 2003 included: (i) charges of $2.7 million after-tax, or $0.14 per diluted share, to close Brown Shoe’s last Canadian footwear factory; (ii) $2.0 million after-tax, or $0.11 per diluted share, related to the Redfield class action litigation; and (iii) as part of the restatement noted above, an estimated $0.7 million after-tax, or $0.04 per diluted share, of additional expenses related to lease accounting matters. Excluding these items, the Company’s net earnings in fiscal 2003 would have been $2.77 per share.

Brown Shoe Announces Changes in Lease Related Accounting

Lease Accounting Issues
Consistent with many other retailers, Brown Shoe historically has accounted for construction allowances received from landlords on its balance sheets as a reduction of fixed assets, and amortized the allowances over the lives of the assets to which they were assigned. After consultation with its independent auditors and its Audit Committee, the Company has determined that this method of accounting is not consistent with the views expressed in a letter dated February 7, 2005 from the Chief Accountant of the SEC to the American Institute of Certified Public Accountants. As a result, Brown Shoe will reclassify construction allowances from fixed assets to deferred rent liabilities on its Balance Sheets for all periods presented. This will have the effect of increasing capital expenditures, with an offsetting increase in depreciation and amortization on its Statement of Cash Flows for all periods presented. Accordingly, there is no effect on cash. The Company has determined that, in some cases, the lives assigned to amortize certain construction allowances were shorter than the lease term. In addition, the Company has determined that its calculation of straight line rents should be modified. The Company had recognized straight line expense for leases beginning on the commencement date of the lease, which had the effect of excluding the store build-out periods from the calculation of the period over which it expensed rent. The Company will restate its results to reflect straight line expense over the lease term including any rent-free build-out periods.
The adjustment to earnings in each of the affected years is a non-cash item. To reclassify the construction allowances and adjust straight-line rents, fixed assets on the fiscal 2004 Balance Sheet are expected to increase by approximately $22 million, and the liability for deferred rent will increase by approximately $32 million. The estimated cumulative effect on Retained Earnings will be a reduction of approximately $6.0 million.
Additional information regarding the restatement can be found in the Company’s Current Report on Form 8-K filed with the SEC today. The Company expects to file the corrections to its annual and interim financial statements in its annual report on Form 10-K for the fiscal year ended January 29, 2005. The Company's Forms 10-Q for fiscal 2005 will reflect the restated information for the corresponding quarters in fiscal 2004.

Quarterly Reporting of Retail Sales
Separately, the Company indicated that in conjunction with its new fiscal year (FY2005), it now will report retail sales on a quarterly basis, rather than its current monthly practice. Because Brown Shoe is both a retailer and wholesaler of footwear, the Company believes a quarterly reporting of its retail and wholesale sales results, which is provided along with its release of quarterly consolidated financial results, affords investors the opportunity to make a more meaningful assessment of the Company’s overall financial performance.

Brown Shoe Announces Changes in Lease Related Accounting

Fourth Quarter Earnings and Conference Call
Brown Shoe will release its audited year-end fiscal 2004 results and hold a conference call to discuss them on Wednesday morning, March 9. The conference call will be web-cast live at http://www.fulldisclosure.com (at the website, type in the BWS ticker symbol to locate the broadcast) or go to “News, Earnings Releases” at Brown Shoe’s website, http://www.brownshoe.com/news/news_earnings.asp, for the link. A replay of this call will be available until June 17, 2005.
Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides its fiscal 2004 and 2003 net earnings and net earnings per diluted share excluding certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements regarding anticipated results for fiscal 2004 and the estimated impact of the lease accounting adjustments. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary status of the Company’s accounting review as described above; (ii) the possibility that additional factors or information may be identified as part of the Company’s ongoing review that could result in changes; (iii) the possibility Brown Shoe’s independent auditors may identify additional issues or other considerations while they complete their review; (iv) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (v) the uncertainties of currently pending litigation; (vi) intense competition within the footwear industry; and (vii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.9 billion footwear company with worldwide operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates a Specialty Retail division with 360 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Winnie-the-Pooh, Mickey and Minnie character footwear for children. Brown Shoe press releases are available on line at www.brownshoe.com.